UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        AMERICAN COMMERCE SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                           05-0460102
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                           Identification Number)


                    1400 Chamber Drive, Bartow, Florida 33830
               (Address of Principal Executive Offices) (Zip code)


                              Consulting Agreement
             and Employment and Fee Agreement with Richard P. Greene
                            (Full title of the plans)


                                Daniel L. Hefner
                    1400 Chamber Drive, Bartow, Florida 33830
                     (Name and address of agent for service)

                                 (863) 533-0326
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

=========================================================================================
                                                             Proposed           Amount
Title of each class     Amount           Proposed             maximum             of
of securities to be      to be       maximum offering    aggregate offering  registration
    registered        registered     price per share(1)        price             fee
-----------------------------------------------------------------------------------------
Common stock           2,030,000           $.19               $385,700          $92.18
Richard P. Greene         25,000(2)        $.19               $  4,750          $ 1.14
TOTAL                                                                           $93.32(3)
=========================================================================================

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee, and computed in accordance with the average of last sale prices of the common stock for the five trading days prior to and including February 5, 2002, as reported by OTCBB.
(2) Represents shares issuable pursuant to agreement for services rendered or to be rendered.
(3)  Reflects the required filing fee.

                                     PART I

Item 1. Plan Information.

     The information set forth herein together with the documents annexed hereto and made part hereof and incorporated herein by reference relates to the shares of common stock of American Commerce Solutions, Inc. (the "Company") to be issued to the employees to pay for services rendered to the Company by said employees. The employment agreements attached are:

     1) 10-1 Employment Agreement made and entered into the 1st day of January 2000 with Norman J. Birmingham, employee, to provide executive services as decided by the Board of Directors, stock to be paid in lieu of cash salary 610,532 shares of Company common stock, par value $0.002. The Employment Agreement was filed as an exhibit to Form 10-KSB filed June 13, 2000, file number 33-98682.

     2) 10-2 Employment Agreement made and entered into the 1st day of June 2000 with Barbara A. Maxwell, employee, to provide executive services as decided by the Board of Directors, 598,360 shares of Company common stock, par value $.002.

     3) 10-3 Employment Agreement made and entered into the 1st day of June 2000 with Daniel L. Hefner, employee, to provide executive services as decided by the Board of Directors, 821,110 shares of company common stock, par value $.002.

Item 2. Registrant Information and Employee Plan Annual Information.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Request for such information should be directed to American Commerce Solutions, Inc., 1400 Chamber Dr., Bartow, FL 33830, attention: Corporate Secretary, telephone (863) 533-0326.

                                     PART II

Item 3. Incorporation of Documents by Reference.

     The  following  documents  filed by the  Company  with the  Securities  and
Exchange   Commission  are  incorporated  by  reference  in  this   Registration
Statement:

     1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended February 28, 2001;

     2. The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended May 31, 2001, August 31, 2001 and November 30, 2001;

     3. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, amendments to the above listed documents and subsequently filed forms 10-KSB, 10-QSB and 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modified or supersedes such statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Item 4. Description of Securities.

     The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company's authorized capitalization is 30,000,000 shares of common stock, $.002 par value, of which approximately 15,600,000 shares of common stock are issued and outstanding.

     Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Officers and Directors.

     The Registrant is a Delaware corporation. The General Corporation Law of Delaware provides authority for broad indemnification of directors, officers, employees and agents. The Registrant's Certificate of Incorporation and By-laws incorporate the indemnification provisions of the General Corporation Law of Delaware to the fullest extent provided.

     The Registrant has entered into indemnification agreements with its Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits

Exhibit        Description
-------        -----------
5              Opinion of Richard P. Greene, P.A.

10.2           Employment Agreement with Barbara A. Maxwell dated June 1, 2000

10.3           Employment Agreement with Daniel L. Hefner dated June 1, 2000

10.4 Employment and Fee Agreement with Richard P. Greene, P.A., dated February 6, 2002

23.1           Consent of Richard P. Greene, P.A.

23.2           Consent of Bella, Hermida, Hancock, Gilman and Mueller

Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bartow, State of Florida, on this 22nd day of January, 2002.


SIGNATURE                                TITLE                        DATE
---------                                -----                        ----

/s/ Daniel L. Hefner          Director                          January 22, 2002
--------------------------    President
Daniel L. Hefner



/s/ Frank J. Puissegur        Director                          January 22, 2002
--------------------------    Chief Financial Officer
Frank J. Puissegur            (Principal Financial Officer)



/s/ Robert E. Maxwell         Director                          January 22, 2002
--------------------------
Robert E. Maxwell

                                  EXHIBIT INDEX

Exhibit        Description                                                  Page
-------        -----------                                                  ----
5              Opinion of Richard P. Greene, P.A.

10.2 Employment Agreement with Barbara A. Maxwell dated June 1, 2000

10.3 Employment Agreement with Daniel L. Hefner dated June 1, 2000

10.4           Employment and Fee Agreement with Richard P.
               Greene, P.A., dated February 6, 2002

23.1           Consent of Richard P. Greene, P.A.

23.2 Consent of Bella, Hermida, Hancock, Gilman and Mueller